SUB-ITEM 77O:  Transactions effected pursuant to Rule 10f-3

     Trade                   Purchas  Price/  Closing   Affilated
Seri Date    Share  Company  ed From  share   Price     UW
es           s                                          participati
                                                        ng

15   07/08/  1,200  Equity   Everen   $21.00  $26.875   Raymond
     97             Office   Financi  00      0         James
                    Partner  al
                    s
15   08/06/  50,00  Reptron  Forum    100.00  100.000   Raymond
     97      0      Electro  Securit  00      0         James
                    nics     ies
                    6.75%
                    8/1/200
                    4
15   08/15/  1,000  SL       Lehman   21.000  25.0000   Raymond
     97             Green    Bros.    0                 James
                    Realty
                    Corp.
15   09/18/  2,700  Securit  J.P.     28.000  34.1250   Raymond
     97             y        Morgan   0                 James
                    Capital
                    Group
15   09/19/   500   Parkway  Wheat    33.687  33.9375   Raymond
     97             Propert  First    5                 James
                    ies
15   11/18/  2,000  Grove    Salomon  10.875  10.8750   Raymond
     97             Propert           0                 James
                    y Trust
15   11/20/  1,000  AMB      Morgan   21.000  23.0000   Raymond
     97             Propert  Stanley  0                 James
                    y Corp.

For all transactions listed, the determination described in paragraph
(h)(3) of Rule 10f-3 was made based on the following information: the securities were part of an issue registered under the Securities Act of 1933 which was being offered to the public; the purchase price paid did not exceed the offering price at the close of the first full business day after the first day of the offering (or, if a rights offering, the securities were purchased on the fourth day preceding the day on which the offering terminated); the underwriting was a firm commitment underwriting; the commission, spread or profit was reasonable and fair in relation to that being received by others for underwriting similar securities during the same period; the issuer of the securities and its predecessors had been in continuous operation for not less than three years; the amount of such securities purchased by all of the investment companies advised by the sub-adviser (i) did not exceed 4% of the principal amount of the offering or (ii) if $5,000 or less, did not exceed 10% of the principal amount of the offering; the purchase price was less than 3% of the Registrant's total assets; no affiliated underwriter of the Registrant was a direct or indirect participant in or beneficiary of the sale.